Exhibit 10.2

INDEMNITY AGREEMENT

This Indemnity Agreement (the “Agreement”), dated as of April __, 2006, between SRKP 4, Inc., a Delaware corporation (“SRKP”), Cougar Biotechnology, Inc., a Delaware corporation (“Cougar” and together with SRKP, the “Companies”), Anthony C. Pintsopoulos and Richard Rappaport (together with Anthony C. Pintsopoulos, the “Indemnitees”),

W I T N E S S E T H:

WHEREAS, Indemnitees are either members of the board of directors of SRKP (the “Board of Directors”) or officers of SRKP, or both, and in such capacity or capacities, or otherwise as Agents (as hereinafter defined) of SRKP, are performing valuable services for SRKP; and

WHEREAS, Indemnitees are willing to serve, continue to serve and to take on additional service for or on behalf of SRKP on the condition that they be indemnified as herein provided; and

WHEREAS, it is intended that Indemnitees shall be paid promptly by SRKP all amounts necessary to effectuate in full the indemnity provided herein:

NOW, THEREFORE, in consideration of the premises and the covenants in this Agreement, and of Indemnitees and the Companies intending to be legally bound hereby, the parties hereto agree as follows:

1.  Services by Indemnitees. Indemnitees agree to serve as directors or officers of SRKP, or both, so long as Indemnitees are duly appointed or elected and qualified in accordance with the applicable provisions of the Certificate of Incorporation and bylaws of SRKP, and until such time as Indemnitees resign or fail to stand for election or are removed from Indemnitees’ positions. Indemnitees may from time to time also perform other services at the request or for the convenience of, or otherwise benefiting SRKP.

2.  Indemnification. Subject to the limitations set forth herein and in Section 6 hereof, the Companies hereby agree to indemnify Indemnitees as follows:

The Companies shall, with respect to any Proceeding (as hereinafter defined) associated with Indemnitees acting in their official capacities as officers and/or directors of SRKP relating to the consideration, approval or consummation of that certain Agreement and Plan of Merger dated February 27, 2006 by and between Cougar, SRKP and SRKP Acquisition Corp. (the “Merger”), indemnify Indemnitees to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware (the “DGCL”) and the Certificate of Incorporation of SRKP in effect on the date hereof or as such law or Certificate of Incorporation may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits SRKP to provide broader indemnification rights than the law or Certificate of Incorporation permitted

SRKP to provide before such amendment). Notwithstanding the foregoing, the Companies shall not be required to indemnify Indemnitees for acts or omissions of Indemnitees constituting bad faith, gross negligence or intentional misconduct, except for actual or alleged gross negligence in connection with the scope or depth of the performance of due diligence with respect to Cougar and its business. The right to indemnification conferred herein and in the Certificate of Incorporation shall be presumed to have been relied upon by Indemnitees in serving or continuing to serve SRKP and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by this Section 2, the Companies will indemnify Indemnitees against Expenses (as hereinafter defined) and Liabilities (as hereinafter defined) actually and reasonably incurred by Indemnitees or on their behalves in connection with the investigation, defense, settlement or appeal of such Proceeding. In addition to, and not as a limitation of, the foregoing, the rights of indemnification of Indemnitees provided under this Agreement shall include those rights set forth in Sections 7 below. Notwithstanding the foregoing, the Companies shall be required to indemnify Indemnitees in connection with a Proceeding commenced by Indemnitees (other than a Proceeding commenced by Indemnitees to enforce Indemnitees’ rights under this Agreement) only if the commencement of such Proceeding was authorized by the Board of Directors. Notwithstanding anything to the contrary contained herein, the Companies shall have no obligation to indemnify the Indemnities to the extent such indemnification would not be permitted under Section 145 of the DGCL or SRKP’s Certificate of Incorporation in effect on the date hereof.

3.  Presumptions and Effect of Certain Proceedings. Upon making a request for indemnification, Indemnitees shall be presumed to be entitled to indemnification under this Agreement and the Companies shall have the burden of proof to overcome that presumption in reaching any contrary determination. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent shall not affect this presumption or, except as determined by a judgment or other final adjudication adverse to Indemnitees, establish a presumption with regard to any factual matter relevant to determining Indemnitees’ rights to indemnification hereunder. If the person or persons so empowered to make a determination pursuant to Section 4 hereof shall have failed to make the requested determination within ninety (90) days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding or any other event that could enable the Companies to determine Indemnitees’ entitlement to indemnification, the requisite determination that Indemnitees re entitled to indemnification shall be deemed to have been made.

4.  Procedure for Determination of Entitlement to Indemnification.

(a)  Whenever Indemnitees believes that Indemnitees are entitled to indemnification pursuant to this Agreement, Indemnitees shall submit a written request for indemnification to the Companies. Any request for indemnification shall include sufficient documentation or information reasonably available to Indemnitees for the determination of entitlement to indemnification. In any event, Indemnitees shall submit Indemnitees’ claim for indemnification within a reasonable time, not to exceed ninety (90) days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or final termination, whichever is the later date for which Indemnitee requests indemnification.

(b)  Independent Legal Counsel (as hereinafter defined) shall determine whether Indemnitees are entitled to indemnification. Determination of Indemnitees’ entitlement to indemnification shall be made not later than ninety (90) days after the Companies’ receipt of Indemnitees’ written request for such indemnification, provided that any request for indemnification for Liabilities, other than amounts paid in settlement, shall have been made after a determination thereof in a Proceeding.

5.  Specific Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the Companies shall not be obligated under this Agreement to make any payment to Indemnitees with respect to any Proceeding:

(a)  To the extent that payment is actually made to Indemnitees under any insurance policy, or is made to Indemnitees by either of the Companies or affiliates otherwise than pursuant to this Agreement. Notwithstanding the availability of such insurance, Indemnitees also may claim indemnification from the Companies pursuant to this Agreement by assigning to the Companies any claims under such insurance to the extent Indemnitees are paid by the Companies;

(b)  For Liabilities in connection with Proceedings settled without the Companies’ consent, which consent, however, shall not be unreasonably withheld;

(c)  In no event shall the Companies be liable to pay the fees and disbursements of more than one counsel in any single Proceeding except to the extent that, in the opinion of counsel of the Indemnitees, the Indemnitees have conflicting interests in the outcome of such Proceeding, or

(d)  To the extent it would be otherwise prohibited by law, if so established by a judgment or other final adjudication adverse to Indemnitees.

6.  Fees and Expenses of Independent Legal Counsel. The Companies agree to pay the reasonable fees and expenses of Independent Legal Counsel and to fully indemnify such Independent Legal Counsel against any and all expenses and losses incurred by any of them arising out of or relating to this Agreement or their engagement pursuant hereto.

7.  Remedies of Indemnitees.

(a)  In the event that (i) a determination pursuant to Section 4 hereof is made that Indemnitees are not entitled to indemnification, (ii) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or (iii) Indemnitees otherwise seek enforcement of this Agreement, Indemnitees shall be entitled to a final adjudication in the Court of Chancery of the State of Delaware of the remedy sought.

(b)  If a determination that Indemnitees are entitled to indemnification has been made pursuant to Section 4 hereof, or is deemed to have been made pursuant to Section 4 hereof or otherwise pursuant to the terms of this Agreement, the Companies shall be bound by such determination in the absence of a misrepresentation or omission of a material fact by Indemnitees in connection with such determination.

(c)  The Companies shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Companies shall stipulate in any such court or before any such arbitrator that the Companies are bound by all the provisions of this Agreement and are precluded from making any assertion to the contrary.

(d)  Expenses reasonably incurred by Indemnitees in connection with Indemnitees’ request for indemnification under, seeking enforcement of or to recover damages for breach of this Agreement shall be borne by the Companies when and as incurred by Indemnitees.

8.  Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitees for any reason whatsoever, the Companies, in lieu of indemnifying Indemnitees, shall contribute to the amount incurred by Indemnitees, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Companies and Indemnitees as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Companies (and thier directors, officers, employees and agents) and Indemnitees in connection with such event(s) and/or transaction(s).

9.  Modification, Waiver, Termination and Cancellation. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

10.  Subrogation. In the event of payment under this Agreement, the Companies shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitees, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Companies effectively to bring suit to enforce such rights.

11.  Notice by Indemnitees and Defense of Claim. Indemnitees shall promptly notify the Companies in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative or investigative, but the omission so to notify the Companies will not relieve it from any liability that it may have to Indemnitees if such omission does not prejudice the Companies’ rights. If such omission does prejudice the Companies’ rights, the Companies will be relieved from liability only to the extent of such prejudice; nor will such omission relieve the Companies from any liability that it may have to Indemnitees otherwise than under this Agreement.

12.  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to SRKP, to:	SRKP 4, Inc.
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067
Attention: Richard A. Rappaport

(b)	If to Cougar, to:	Cougar Biotechnology Inc.
10940 Wilshire Blvd., Suite 600
Los Angeles, CA 90024

(c)	If to Mr. Pintsopoulos, to:	Anthony C. Pintsopoulos
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067

(d)	If to Mr. Rappaport, to:	Richard A. Rappaport
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067

or to such other address as may have been furnished to Indemnitees by the Companies or to the Companies by Indemnitees, as the case may be.

13.  Nonexclusivity. The rights of Indemnitees hereunder shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under applicable law, the Companies’ Certificates of Incorporation or bylaws, or any agreements, vote of stockholders, resolution of the Boards of Directors or otherwise.

14.  Certain Definitions.

(a)  “Expenses” shall include all direct and indirect costs (including, without limitation, attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, all other disbursements or out-of-pocket expenses) actually and reasonably incurred in connection with either the investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, applicable law or otherwise; provided, however, that “Expenses” shall not include any Liabilities.

(b)  “Independent Legal Counsel” shall mean a law firm or a member of a firm selected by the Companies and approved by Indemnitees (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Companies or Indemnitees in an action to determine Indemnitees’ right to indemnification under this Agreement.

(c)  “Liabilities” shall mean liabilities of any type whatsoever including, but not limited to, any judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) of any Proceeding.

(d)  “Proceeding” shall mean any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, that is associated with Indemnitees’ actions as officers and/or directors of SRKP relating to the approval of or consummation of the Merger, absent bad faith, gross negligence, intentional misconduct, including any action brought by or in the right of SRKP or Cougar.

15.  Binding Effect; Duration and Scope of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Companies), spouses, heirs and personal and legal representatives. This Agreement shall continue in effect for two (2) years subsequent to the closing of the Merger, regardless of whether Indemnitees continues to serve as directors or officers of SRKP.

16.  Severability. If any provision or provisions of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)  the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and

(b)  to the fullest extent legally possible, the provisions of this Agreement shall be construed so as to give effect to the intent of any provision held invalid, illegal or unenforceable.

17.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within the State of Delaware, without regard to conflict of laws rules.

18.  Consent to Jurisdiction. The Companies and Indemnitees each irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding that arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

19.  Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understandings between the parties hereto with respect to the subject matter of this Agreement.

20.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

Executed as of the __ day of April, 2006.

SKRP 4, INC.

/s/ R. Rappaport____________________
Name: Richard Rappaport
Title: President

COUGAR BIOTECHNOLOGY INC.

/s Alan H. Auerbach__________________
Name: Alan H. Auerbach
Title: President and Chief Executive Officer

/s/ Anthony C. Pintsopoulos____________
ANTHONY C. PINTSOPOULOS

/s/ Richard Rappaport_________________
RICHARD RAPPAPORT